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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                     the Securities and Exchange Act of 1934


                Date of Report (Date of Earliest Event Reported):
                                  May 27, 1999



                          COYOTE NETWORK SYSTEMS, INC.
             _____________________________________________________
             (Exact Name of Registrant as Specified in its Charter)


        Delaware                         1-5486                  36-2448698
____________________________    _______________________     ___________________
(State or other jurisdiction    (Commission File Number)       (IRS Employer
    of incorporation)                                       Identification No.)



                             4360 Park Terrace Drive
                           Westlake Village, CA 91361
                     ______________________________________
                     Address of principal executive offices


                                 (818) 735-7600
                         ______________________________
                         Registrant's Telephone Number,
                               Including area code



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Item 5.   Other Events

     On May 27, 1999, the Company sold, pursuant to Rule 506 under Regulation D, 1,767,000 shares of common stock at $6.00 per share in a private placement with new and existing domestic and international institutional investors. Sunrise Securities Corp., the placement agent, received cash commissions of $352,000 and commissions in the form of common stock aggregating 131,148 shares and five-year warrants to purchase 176,700 shares at $6.00 per share. The net proceeds of approximately $10.2 million are to be used for working capital and to redeem $4 million of the outstanding Convertible Preferred Stock. In connection with this redemption, the conversion price of the remaining $6 million of Convertible Preferred Stock was fixed at $6.00 per share and the Company issued the holder of the Convertible Preferred Stock 18-month warrants to purchase 325,000 shares of common stock at $6.00 per share. A copy of the press release is attached hereto as Exhibit 99 and is hereby incorporated by reference herein.

     The Company has agreed to use its best efforts to file a registration statement as to the common stock issued in the private placement and underlying the warrants and Convertible Preferred Stock referred to above.

Item 7.  Financial Statements and Exhibits

         (c)  Exhibits

              4.1     Form of Subscription Agreement

              4.2     Share Purchase Warrant Agreement

              4.3     Cross Receipt and Agreement

             99.      Press Release issued by
                      Coyote Network Systems, Inc. on May 28, 1999.

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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  June 3, 1999                   COYOTE NETWORK SYSTEMS, INC.


                                       By:  /s/ Brian A. Robson
                                            ___________________________________
                                            Brian A. Robson
                                            Executive Vice President,
                                            Chief Financial Officer & Secretary




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